Exhibit 99.1

3 Bethesda Metro Center, Suite 1200, Bethesda, MD 20814 PH 301.941.1500, FX 301.941.1553 www.lasallehotels.com

News Release

LASALLE HOTEL PROPERTIES ACQUIRES THE VILLA FLORENCE IN SAN FRANCISCO

BETHESDA, MD, October 5, 2011 — LaSalle Hotel Properties (NYSE: LHO) today announced that it acquired the Villa Florence hotel in San Francisco for $67.2 million. The 182-room, urban, full service hotel is located at 225 Powell Street in the heart of the Union Square district of San Francisco. The transaction was funded with cash on hand.

The Villa Florence benefits from an excellent location, which allows it to generate significant demand as a result of its numerous well regarded restaurants, robust retail offerings, vibrant nightlife and the adjacent San Francisco Theater District. The hotel fronts the famed Cable Car Line just one block south of Union Square, San Francisco’s most popular retail and visitor attraction. The Financial District, Chinatown, Grace Cathedral, Nob Hill, Westfield San Francisco Centre, Sony Metreon, Yerba Buena Park and the Moscone Convention Center are all within walking distance of the hotel.

“We are very excited about the purchase of the Villa Florence,” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “This hotel has a terrific location in a supply-constrained market. As a result of favorable supply and demand trends, San Francisco has had the strongest RevPAR improvement among the top 25 US markets so far in 2011.”

The hotel features 182 guestrooms, including 23 suites. Additionally, the property contains 6,955 square feet of fully leased retail space. The property also features two food and beverage outlets: Kuleto’s Italian Restaurant and Bar Norcini. Kuleto’s is one of San Francisco’s most popular and well regarded dining establishments. Additionally, the hotel includes 1,625 square feet of meeting space, a fitness center, business center and concierge service.

The hotel was originally built in 1908. The hotel’s most recent renovation, an investment of $10.0 million, occurred in 2008 and encompassed upgrades to the guestrooms, corridors and the lobby, as well as the construction of Bar Norcini.

San Francisco is a premier destination for both corporate and leisure travelers due to a variety of demand generators. The city has been named Conde Nast’s “Best US City” for 18 consecutive years. As the financial capital of the West Coast, San Francisco is the national headquarters for seven Fortune 500 companies, while another twenty-one Fortune 500 companies are located throughout the Bay Area. Leading internet companies such as eBay, Google, and Yahoo! maintain their headquarters in the Bay Area and Twitter recently announced that its headquarters is moving and will occupy 200,000 square feet at Market Square, only five blocks from the Villa Florence.

The property will be managed by JRK Hotel Group, Inc. which currently manages the Company’s Hotel Roger Williams in New York City.

“We have been pleased with JRK Hotel Group’s performance at Hotel Roger Williams and we are confident that JRK’s appointment as manager of the Villa Florence and the implementation of our asset management practices will create significant value for this asset,” noted Mr. Barnello.

John Flannigan, President of JRK Hotel Group said, “We are delighted to add the Villa Florence to our independent hotel collection and expand JRK’s presence into the San Francisco market. Furthermore, we are extremely excited to expand our relationship with LaSalle.”

LaSalle Hotel Properties is a leading multi-operator real estate investment trust owning 36 upscale full-service hotels, totaling approximately 8,900 guest rooms in 13 markets in 9 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc and Viceroy Hotel Group.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Forward-looking statements in this press release include, among others, statements about the future performance of Villa Florence. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Additional Contacts:

Bruce Riggins or Kenneth Fuller, LaSalle Hotel Properties – (301) 941-1500

For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com.

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